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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 15
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 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number:   1-13137

                     AMERICAN BANKERS INSURANCE GROUP, INC.
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             (Exact name of registrant as specified in its charter)

                            11222 QUAIL ROOST DRIVE
                              MIAMI, FLORIDA 33157
                                 (305) 253-2244
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, $1.00 PAR VALUE PER SHARE
                                      AND
      $3.125 SERIES B CONVERTIBLE PREFERRED STOCK, NO PAR VALUE PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i) [X]          Rule 12h-3(b)(1)(ii) [ ]
                  Rule 12g-4(a)(1)(ii)[ ]          Rule 12h-3(b)(2)(i)  [ ]
                  Rule 12g-4(a)(2)(i) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                  Rule 12g-4(a)(2)(ii)[ ]          Rule 15d-6           [ ]
                  Rule 12h-3(b)(1)(i) [X]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, American Bankers Insurance Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         AMERICAN BANKERS INSURANCE GROUP, INC.


Date: August 18, 1999                    By:   /S/ J. Kerry Clayton
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                                               J. Kerry Clayton
                                               Executive Vice President